Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steve Filton
	Chief Financial Officer	January 30, 2006
610-768-3300

UNIVERSAL HEALTH SERVICES, INC. ANNOUNCES

2005 PRELIMINARY RESULTS AND 2006 GUIDANCE

KING OF PRUSSIA, PA – Universal Health Services, Inc. (NYSE: UHS) announced today its unaudited preliminary results for the fourth quarter and full year ended December 31, 2005 and guidance for 2006.

Preliminary results for the fourth quarter ended December 31, 2005:

For the fourth quarter ended December 31, 2005, we expect to report earnings per diluted share from continuing operations of approximately $.16 - $.18 on revenues of approximately $967 million. These preliminary results are subject to numerous factors, as indicated below, which may cause the actual results to differ materially. Included in our expected earnings per diluted share from continuing operations for the fourth quarter of 2005 are the following:

•	combined charges of approximately $.38 per diluted share resulting from expenses incurred in connection with damage sustained in Louisiana from Hurricane Katrina that resulted in the closure of our Methodist Hospital, Lakeland Medical Pavilion, Chalmette Medical Center and Virtue Street Pavilion during the third quarter;

•	a gain of $.07 per diluted share resulting from the sale of land;

•	other combined net favorable adjustments of approximately $.04 per diluted share consisting primarily of certain income tax benefits recognized in connection with the employee retention tax credit as provided in the “Gulf Opportunity Zone Act of 2005”.

Excluding the above-mentioned items included in our preliminary results, we expect to report adjusted earnings per diluted share from continuing operations of approximately $.43 - $.45 for the three month period ended December 31, 2005. Impacting the fourth quarter results are the loss of revenues from our above-mentioned acute care facilities in Louisiana, increased pressure on salaries in certain markets, the dilutive effect of integrating the Keystone and Brown Schools acquisitions and the continued high levels of uninsured patients.

At our acute care hospitals owned during both periods, inpatient admissions increased 3.4% and patient days increased 1.4% during the fourth quarter of 2005 as compared to the comparable 2004 quarter. Since our above-mentioned facilities located in Louisiana have been closed since the Hurricane, the inpatient statistics for those facilities have been excluded from the fourth quarter of each year. At our behavioral health care facilities owned during both quarters, inpatient admissions increased 7.4% and patient days increased 2.8% during the fourth quarter of 2005 as compared to the comparable 2004 quarter.

Preliminary results for the year ended December 31, 2005:

For the year ended December 31, 2005, we expect to report earnings per diluted share from continuing operations of approximately $1.90 - $1.92 on revenues of approximately $3.93 billion. Included in our expected earnings per diluted share from continuing operations for the 2005 year are the following:

•	combined charges of approximately $1.58 per diluted share resulting from expenses incurred in connection with damage sustained from Hurricane Katrina at our above-mentioned facilities located in Louisiana;

•	Hurricane related insurance recoveries of approximately $.78 per diluted share reflecting the minimum level of commercial insurance proceeds due to us, substantially all of which have been received;

•	the combined favorable prior year effect of $.08 per diluted share resulting from supplemental reimbursements received from certain states and contractual settlements (as previously disclosed in our earnings release for the nine month period ended September 30, 2005);

•	a gain of $.06 per diluted share resulting from the sale of land;

•	other combined net favorable adjustments of approximately $.01 per diluted share.

Excluding the above-mentioned items included in our preliminary results, we expect to report adjusted earnings per diluted share from continuing operations of approximately $2.55 - $2.57 for the year ended December 31, 2005.

At our acute care hospitals owned during both years (excluding the inpatient statistics for our above-mentioned Louisiana hospitals for the period of September 1st through December 31st of each year), inpatient admissions increased 2.7% and patient days increased 1.4% during 2005 as compared to 2004. At our behavioral health care facilities owned during both years, inpatient admissions increased 5.9% and patient days increased 4.5% during 2005 as compared to 2004.

The expected results for the 2005 periods presented above are subject to numerous factors which may cause the actual results to differ materially. Such factors include, but are not limited to, the completion of our ongoing review of the financial statements and the completion of the annual audit of our consolidated financial statements by the independent public accountants. In addition, many of the Hurricane Katrina related expenses and insurance recoveries included in our expected results were based on our damage assessments of the real property and equipment at each of the above-mentioned facilities affected by the Hurricane. However, given the wide-spread damage to each facility and surrounding communities, at this time, we are unable to predict with certainty the ultimate amount of damage sustained by each facility, the ultimate replacement cost of the damaged assets or the net realizable value of the damaged assets. Since our damage assessment efforts are ongoing, it is possible we may adjust the Hurricane related expenses and recoveries recorded during 2005 which may cause the above-mentioned expected results for the three and twelve month periods ended December 31, 2005 to change by material amounts. It is also likely that we will record additional charges in future periods related to Hurricane Katrina and our estimates of the charges may change by amounts which could be material. Although we believe our insurance claims for Hurricane related losses will exceed the recoveries we have recorded as of December 31, 2005, which we believe entitles us to Hurricane related insurance proceeds in excess of those recorded as of December 31, 2005, the timing and amount of such proceeds can not be determined at this time since it will be based on factors such as loss causation, ultimate replacement costs of damaged assets and ultimate economic value of business interruption claims.

We expect to announce final fourth quarter and full-year 2005 results on February 27, 2006 with a conference call for investors at 9:00 a.m. Eastern Time on February 28, 2006.

2006 Guidance:

For 2006, we expect to achieve earnings per diluted share from continuing operations of approximately $2.60—$2.65. The guidance includes approximately $.10 per diluted share of stock compensation expense recorded in connection with Statement of Financial Accounting Standards 123R, which we adopted on January 1, 2006. This guidance assumes no revenue from our Louisiana facilities that were closed as a result of damage sustained from Hurricane Katrina and it does not take into consideration additional Hurricane related expenses and/or commercial insurance recoveries. The 2006 guidance does not include the potential favorable impact of Texas Medicaid supplemental reimbursements that we may be entitled to during 2006 should the appropriate federal and state approvals be obtained. The Centers for Medicare and Medicaid Services’ (“CMS”) disposition of the Texas Medicaid state plan amendment containing the provisions for these supplemental Medicaid payments is required by mid-March, 2006. There can be no assurance these additional reimbursements will be approved, however, if approved, we may be entitled to additional reimbursements ranging from $5 million to $21 million covering the period of June 1, 2005 through August 31, 2006. If approved, the continuation of these reimbursements beyond August 31, 2006 and the level of such reimbursements are largely contingent on the nature of CMS’s disposition of the state plan amendment in March, 2006.

We will hold a conference call for investors and analysts at 9:00 a.m. Eastern Time on January 31, 2006. The dial-in number is 1-877-648-7971. A digital recording of the conference call will be available two hours after the completion of the conference call on January 31, 2006 and will continue through midnight on February 7, 2006. The recording can be accessed by calling 1-800-642-1687 and entering the conference ID number of 4757702. This call will also be available live over the internet at our web site at www.uhsinc.com.

Universal Health Services, Inc. is one of the nation’s largest hospital companies, operating acute care and behavioral health hospitals and ambulatory centers nationwide and in Puerto Rico. It acts as the advisor to Universal Health Realty Income Trust, a real estate investment trust (NYSE: UHT). For additional information on the Company, visit our website: http://www.uhsinc.com.

This press release contains forward-looking statements based on current management expectations. Numerous factors, including those disclosed herein, those related to healthcare industry trends and those detailed in our filings with the Securities and Exchange Commission (as set forth in “Forward-Looking Statements and Risk Factors” on pages 18 and 19 of our Form 10-Q for the quarterly period ended September 30, 2005), may cause results to differ materially from those anticipated in the forward-looking statements. Many of the factors that will determine our future results are beyond our capability to control or predict. These statements are subject to risks and uncertainties and therefore actual results may differ materially. Readers should not place undue reliance on such forward-looking statements which reflect management’s view only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

We believe that operating income, operating margin, adjusted income from continuing operations, adjusted income from continuing operations per diluted share, adjusted net income, adjusted net income per diluted share, adjusted operating income and adjusted operating margin, which are non-GAAP financial measures (“GAAP” is Generally Accepted Accounting Principles in the United States of America), are helpful to our investors as measures of our operating performance. In addition, we believe that comparing and discussing our financial results based on these measures, as calculated, is helpful to our investors since it neutralizes the effect in each year of items that are nonrecurring or non-operational in nature such as, gains on sales of assets and businesses, Hurricane related expenses and insurance recoveries, and other amounts reflected in the current or prior year financial statements that relate to prior periods. To obtain a complete understanding of our financial performance these measures should be examined in connection with net income, determined in accordance with GAAP, as presented in the condensed consolidated financial statements and notes thereto in this Report or in our other filings with the Securities and Exchange Commission including our Report on Form 10-K for the year ended December 31, 2004. Since the items included or excluded from these measures are significant components in understanding and assessing financial performance under GAAP, these measures should not be considered to be alternatives to net income as a measure of our operating performance or profitability. Since these measures, as presented, are not determined in accordance with GAAP and are thus susceptible to varying calculations, they may not be comparable to other similarly titled measures of other companies. Investors are encouraged to use GAAP measures when evaluating our financial performance.